Exhibit 10.10

WET SAND SERVICES AGREEMENT

THIS WET SAND SERVICES AGREEMENT (the “Agreement”) is made as of the 7th day of April, 2011 (the “Effective Date”) by and between Fred Weber, Inc., a Delaware corporation, with its principal office at 2320 Creve Coeur Mill Road, Maryland Heights, MO 63043 (“Contractor”) and Superior Silica Sands LLC, a Texas limited liability company with its principal office located at 3014 Limestone County Road 704, Kosse, Texas 76653 (“SSS”).  Each of SSS and the Contractor is hereinafter referred to as a “Party” and collectively, as the “Parties.”

RECITALS

A.                                    SSS leases the quarry site located in Chippewa Falls, Wisconsin and more fully described in Exhibit A attached hereto (the “Quarry Site”), pursuant to those certain Surface Lease Agreements and Lease and Royalty Agreements listed on Exhibit B attached hereto (collectively, the “Leases”).

B.                                    Subject to and upon the terms and conditions set forth in this Agreement, SSS desires to engage Contractor, as follows: (i) to construct the Wash Plant, (ii) to strip, drill, shoot, and mine sand (the “Mined Sand”) from the Quarry Site; and (iii) to wash the Mined Sand to produce sand in accordance with the specifications, including the specified gradations, set forth on Exhibit C attached hereto (the “Product Sand”), and Contractor desires to accept such engagement, subject to and upon the terms and conditions hereinafter set forth.

C.                                    Capitalized terms appearing in this Agreement or the attached Exhibits shall be as defined in this Agreement or in the attached Exhibits.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties covenant and agree as follows:

Article 1
Mobilization; Construction

1.1                               Mobilization; Construction.

(a)                                 Limited Notice to Proceed.  Upon delivery of a limited notice to proceed, Contractor shall commence limited portions of its obligations under this Agreement, the scope of which shall be specified in the limited notice to proceed and shall be consistent with the initial work required under the Project Schedule.

(b)                                 Obligation to Construct.  SSS shall have no right to deliver a full notice to proceed until such date as indicated in the project schedule set forth as Exhibit I (the “Project Schedule”).  In the event that SSS fails to issue the full notice to proceed by the date set forth in Exhibit L, Contractor shall be entitled to an adjustment in the Project Schedule on a day-for-day basis to the extent the time of performance is impacted by such failure.  Following the date of issuance by SSS to Contractor of a full notice to proceed (the “Mobilization Date”), Contractor shall, at Contractor’s expense, commence construction of a fixed wash plant (the “Wash Plant”) on the Plant Site, and mobilize (i) such other spare parts and equipment to the Quarry Site as are integral to the operation of the Wash Plant or necessary to produce Product Sand as required under this Agreement (not including any rolling stock, the “Contractor Equipment”), (ii) such other rolling stock and other non-permanent equipment of a non-permanent nature that is not integral to the Wash Plant, its operations, or the production of Product Sand (the “Non-Permanent Contractor Equipment”), and (iii) personnel to the Quarry Site as Contractor determines will be necessary to produce Product Sand as required under this Agreement.  Contractor shall complete such construction and mobilization by the date specified as the “Required Wash Plant Completion Date” in the Project Schedule and in accordance with the milestones set forth in the Project Schedule set forth on Exhibit I.  The Required Wash Plant Completion Date and the dates for interim or milestone completion set forth in the Project Schedule shall be subject to adjustment on a day-for-day basis as a result of a force majeure event as described in Section 11.4 or as a result of SSS’s delay in obtaining the SSS Permits or achieving any other requirement set forth in Exhibit L, each to the extent that such event impacts Contractor’s ability to complete the Wash Plant by the Required Wash Plant Completion Date and achieve the other milestones identified in the Project Schedule.  The design of the Wash Plant shall be subject to the approval of SSS, which will not be unreasonably withheld, conditioned or delayed.  The Wash Plant, the Contractor Equipment, and the SSS Equipment shall be referred to collectively as the “Plant and Equipment.”

(c)                                  Plant Specifications.  Contractor shall ensure that the design, procurement, and construction of the Wash Plant shall be carried out in accordance with this Agreement, including the plans and specifications set forth in Exhibit G attached hereto (the “Plant Specifications”), and in compliance with the SSS Permits and applicable laws.  Except with respect to the SSS Equipment and as otherwise provided herein, Contractor shall cause all equipment that is permanently installed as part of the Wash Plant and the Contractor Equipment (other than the Non-Permanent Contractor Equipment) to be new and unused at the time of such installation and to otherwise comply with the Plant Specifications.

(d)                                 Standard of Care for Design Services.  Contractor shall enter into a subcontract (the “TPS Subcontract”) with Turn-Key Processing Solutions LLC (“TPS”) pursuant to which Contractor shall retain TPS to perform all design services required for Contractor to construct the Wash Plant in accordance with this Agreement.  Other than such subcontracted design services, Contractor shall perform no design services.  The TPS Subcontract shall provide that the standard of care for all design services performed in relation to the Wash Plant shall be the level of care and skill ordinarily used by design professionals performing under similar conditions at a similar time and locality of the Plant Site.

(e)                                  Standard of Care for Procurement and Construction.  The standard of care for the procurement and construction of the Wash Plant shall be the level of care and skill ordinarily used by contractors performing under similar conditions at a similar time and locality.

(f)                                   Achieving Wash Plant Completion.  The “Wash Plant Completion Date” shall occur on such date that (1) the Wash Plant is tested in accordance with the testing procedures, and determined to satisfy the successful testing standards for achieving Wash Plant Completion

Date, set forth in Exhibit H; (2) Contractor has obtained all insurance required under this Agreement; (3) the Contractor Equipment and personnel have been mobilized to the Plant Site in accordance with Section 1.1(b).  To the extent that the Wash Plant Completion Date is achieved prior to all work to be performed by TPS under the TPS Subcontract having been completed, such work shall be completed within forty-five (45) days.

(g)                                  Delay.  Contractor acknowledges that a delay in achieving the Wash Plant Completion Date by the Required Wash Plant Completion Date or other delays may result in Contractor being unable to establish sufficient Product Sand in the Stock Pile Area in the initial Production Season as may be required by SSS.  At the end of the first Production Season following the Wash Plant Completion Date, Contractor shall have established Product Sand in the Stock Pile Area that is no less than (i) the amount indicated in the Initial 12 Month Rolling Forecast as required by SSS in the period between the end of the first Production Season and the start of the second Production Season, plus (ii) twenty (20) days’ supply of Product Sand based upon the most recent 12 Month Rolling Forecast (the “Minimum Year 1 Stock Pile Amount”), as such amount shall be reduced on an equitable basis if all SSS Permits are not obtained by the date indicated in Exhibit L by which SSS is to have obtained all SSS Permits and subject to a cap that could be achieved using commercially reasonable efforts to produce within the Production Limits if Contractor achieved the Wash Plant Completion Date by the Required Wash Plant Completion Date.  To the extent that Contractor has not achieved the Minimum Year 1 Stock Pile Amount by such time, then:

(i)                                     Contractor shall take all reasonable efforts to extend the Production Season by the use of heating systems and other necessary equipment to enable Contractor to achieve the Minimum Year 1 Stock Pile Amount despite Contractors delays; and

(ii)                                  to the extent that conditions do not allow the achievement of the Minimum Year 1 Stock Pile Amount by the measures described in Section 1.1(g)(i), subject to an aggregate cap of [***] Contractor shall pay SSS as liquidated damages an amount calculated as set forth in Exhibit K.  Such liquidated damages are hereby agreed to be a reasonable pre-estimate of damages that SSS will incur as a result of a delay in achieving the Minimum Year 1 Stock Pile Amount due to the fault of Contractor and is the sole remedy of SSS in the event of delay that cannot be resolved in accordance with Section 1.1(g)(i).

(h)                                 Transfer of SSS Equipment.  On or before the date specified in Exhibit L, SSS will deliver the equipment listed on Exhibit D attached hereto (the “SSS Equipment”) to the Quarry Site, and transfer title to the SSS Equipment to Contractor, free and clear of all liens.

(i)                                     Document Submissions.  Contractor shall submit, or cause to be submitted, to SSS in relation to the Plant and Equipment as built technical drawings, manufacturers’ specifications and operation manuals, single-line drawings, and other technical documents as would normally be associated with the design and construction of a facility like the Wash Plant (“Work Product”) within five (5) clays of the Wash Plant Completion Date (or any termination of this Agreement, if earlier).  Contractor shall grant to SSS a limited license to use the Work

Product solely for the operation of the Wash Plant following termination or in relation to this Agreement.  Except to the extent arising from a negligent defect in the design of the Wash Plant or Contractor’s failure to perform as required under this Agreement, SSS’s use of the Work Product pursuant to such limited license shall be at SSS’s sole risk and liability, and neither Contractor nor the Contractor Parties shall have any liability to SSS in any manner in connection with SSS’s use of the Work Product.  Notwithstanding the foregoing, nothing herein shall limit SSS’s liability for the performance of its obligations hereunder.  In the event that SSS uses the Work Product as set forth in the foregoing provisions of this Section 1.1(i) in such a manner as to limit Contractor’s responsibility, to the fullest extent permitted by law, SSS shall indemnify, defend, and hold harmless Contractor and the Contractor Parties against any loss or damages, including reasonable attorneys fees, arising out of any claim or suit against Contractor resulting from the use of the Work Product by SSS or any of the SSS Parties.  The “Contractor Parties” shall include Contractor’s subcontractors and their respective officers, directors, employees and agents.  The “SSS Parties” shall include SSS’s subcontractors and their respective officers, directors, employees and agents.

(j)                                    Indemnification for Infringement.  Contractor shall indemnify, defend, and hold harmless SSS and the SSS Parties, including reasonable attorneys’ fees and expenses, resulting from a violation or an alleged violation by Contractor or a Contractor Party of any patent or copyright laws in connection with the Plant and Equipment.

(k)                                 Modifications to Wash Plant.  Except as otherwise provided herein, Contractor shall obtain SSS’s written consent prior to making any material modification or addition to the Wash Plant.

1.2                               Operational Period.  Contractor shall commence mining and operations of the Wash Plant and production of the Product Sand no later than the day after the Wash Plant Completion Date (the “Operational Period Commencement Date”).  Contractor will give SSS at least fifteen (15) days prior written notice of the anticipated Operational Period Commencement Date, and SSS agrees to acknowledge such date in writing.  The period commencing with the Operational Period Commencement Date and ending on the day before the fifth (5th) anniversary thereof shall be referred to herein as the “Operational Period.”  Each consecutive twelve (12) month period during the Operational Period which commences with the Operational Period Commencement Date or an anniversary thereof shall be referred to as an “Operational Year.”

1.3                               Title to Plant and Equipment During the Term.

(a)                                 The Parties acknowledge and agree that during the Term of this Agreement, the Plant and Equipment and all other materials, temporary buildings and other items placed or installed upon the Quarry Site by the Contractor (i) are, and will at all times remain, the property of Contractor, and, (ii) upon a termination of this Agreement pursuant to Section 11.2 hereof, may be removed from the Quarry Site by Contractor within one hundred twenty (120) days after the termination date (the “Demobilization Period”), subject to SSS’s right to acquire the Handover Assets under Section 1.4(a).

(b)                                 SSS acknowledges that this Agreement is an agreement for the mining of Mined Sand from the Quarry Site, the construction of the Wash Plant and the operation of the Plant and

Equipment and not a lease or license of the Plant and Equipment, and that except as otherwise expressly provided in Section 1.4 below, SSS has no right, title, or interest in or to the Plant and Equipment or any other materials, temporary buildings and other items placed or installed upon the Quarry Site by Contractor.

1.4                               Title to Plant and Equipment Upon Term Expiration.

(a)                                 Obligation to Transfer.  Notwithstanding anything herein to the contrary, at the expiration of the Term of this Agreement, then:

(i)                                     to the extent that the Term has ended as a result of the natural conclusion of the full duration of the Term (as may be extended pursuant to Section 12.1), SSS shall have the right to require that Contractor transfer, without charge, the Handover Assets to SSS;

(ii)                                  to the extent that the Term has ended early as a result of a termination by SSS following Contractor’s default under Section 11.2, SSS shall have the right (but not the obligation) to require that Contractor transfer the Handover Assets to SSS for the price indicated in Exhibit J (the “Buy Out Price”) and Contractor shall undertake such transfer;

(iii)                               to the extent that the Term has ended early as a result of a termination by Contractor following SSS’s default under Section 11.1, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer;

(iv)                              to the extent that the Term has ended early as a result of a termination by Contractor under Section 4.1(b) following SSS’s failure to obtain the SSS Permits by the dates specified in Exhibit L, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer;

(v)                                 to the extent that the Term has ended early as a result of a termination by SSS under Section 11.4(c) following Contractor’s extended force majeure, SSS shall have the right (but not the obligation) to require that Contractor transfer the Handover Assets to SSS for the Buy Out Price and Contractor shall undertake such transfer;

(vi)                              to the extent that the Term has ended early as a result of a termination by SSS under Section 7.2(a) following a determination of inadequate reserves on the Quarry Site, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer;

(vii)                           to the extent that the Term has ended early as a result of a termination by SSS under Section 1.4(j) following a failure by Contractor to deliver the required acknowledgements and agreements from third party lien holders,

SSS shall have the right (but not the obligation) to require that Contractor transfer the Handover Assets to SSS for the Buy Out Price and Contractor shall undertake such transfer;

(viii)                        to the extent that the Term has ended early as a result of a termination by Contractor under Section 2.1 following a failure by SSS to timely deliver the Landlord/Lender Releases, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer.

(b)                                 Scope of Transfer; As Is, Where Is.  If Handover Assets are to be transferred to SSS pursuant to Section 1.4(a), the transfer of the Handover Assets to SSS shall be undertaken as follows:

(i)                                     Contractor shall assign to SSS the Wash Plant, the SSS Equipment, and all Contractor Equipment other than Non-Permanent Contractor Equipment,

(ii)                                  Contractor shall assign to SSS the TPS Subcontract, not to include any liabilities of Contractor to TPS arising prior to the date of assignment, and

(iii)                               Contractor shall assign to SSS all related books and records, any materials, real property interests, intellectual property interests, warranties, and related assets associated with the Wash Plant and the SSS Equipment

(collectively, the “Handover Assets”).

(c)                                  Timing.  The Parties agree that the transfer of the Handover Assets shall occur at such time as the Parties mutually agree, but the Parties shall take all reasonable efforts to effectuate the transfer of the Handover Assets and the payment of the Buy-Out Price, if any, as promptly as possible following the termination of this Agreement, but in any event within sixty (60) days of the termination date.  If a Technical Expert has issued a decision regarding any dispute under Section 1.4(e), Contractor has undertaken the measures reasonably necessary to effectuate the transfer of the Handover Assets, and SSS fails to satisfy its obligations to pay the Buy-Out Price in exchange for the Handover Assets within such period, Contractor shall have no obligation to transfer the Handover Assets and shall be free to remove all such assets from the Quarry Site during the remainder of the Demobilization Period.

(d)                                 Operation of Plant and Equipment During Transfer Period.  For the period of time between (i) either the natural expiration or the termination of this Agreement and (ii) Contractor’s transfer of Handover Assets to SSS pursuant to Section 1.4(a), and provided SSS is not in default under this Agreement, SSS shall have the right to enter onto the Quarry Site and operate the Handover Assets for purposes of operating and maintaining the Plant and Equipment if Contractor is no longer performing such operations and maintenance.

(e)                                  Warranties.  Any and all such property assigned to SSS shall be without any representation and warranty by Contractor as to the condition, fitness or suitability thereof for any purpose and shall be “as is,” “where is,” and “with all faults”; provided, however, Contractor agrees to assign to SSS (to the extent assignable) the benefit of any third party warranties related to the Plant and Equipment (other than the Non-Permanent Contractor Equipment) assigned to SSS.  Contractor shall take commercially reasonable efforts to provide that third party warranties are assignable to SSS.  Notwithstanding the foregoing, the Parties shall conduct a joint inspection of the Plant and Equipment within sixty (60) days prior to the termination date and shall mutually agree upon any actions required to bring the Plant and Equipment up to the state of repair and maintenance required under this Agreement.  To the extent the Parties are not able to agree upon such required actions, the Parties agree to present the issue as a Technical Dispute for resolution pursuant to Section 13.2 (without limiting either Party’s right to further dispute resolution pursuant to Section 13.4 following the transfer of the Handover Assets).

(f)                                   Release of Stockpiled Sand.  At the expiration of the Term of this Agreement, Contractor shall release control of all Mined Sand and Product Sand on the Quarry Site, including that held in the Stock Pile Area, to SSS.

(g)                                  Removal of Other Property.  Except for the Handover Assets, all improvements, equipment and personal property provided by Contractor to the Quarry Site not assigned to SSS, including the Non-Permanent Contractor Equipment, shall remain the property of, and shall be promptly removed from the Quarry Site by, Contractor.  Contractor agrees that upon termination or expiration of the Term, the Plant Site will be left in an orderly manner and in the condition otherwise expressly required by the SSS Permits to be in as of the date thereof.

(h)                                 Mechanisms of Transfer.  Contractor and SSS agree to effectuate the transfer of Contractor’s right, title, and interest in the Wash Plant and the SSS Equipment so as to minimize the transaction costs of such assignment.

(i)                                     Encumbrances.  Contractor shall take all action necessary to ensure that the Plant and Equipment (other than the Non-Permanent Contractor Equipment) and related assets assigned to SSS are free and clear of all liens and other encumbrances.

(j)                                    Liens on Plant and Equipment.  Within fifteen (15) days following the Effective Date, Contractor shall use commercially reasonable efforts to deliver to SSS the name and address of any third party then having or expected to have an interest in any material part of the Wash Plant, SSS Equipment, or Contractor Equipment (other than the Non-Permanent Contractor Equipment) during the Term.  Contractor shall use commercially reasonable efforts to cause each such party to deliver promptly after the Effective Date to SSS an acknowledgement in legally binding and enforceable form, acceptable to SSS, of SSS’s right (or obligation) to acquire the Handover Assets in accordance with the terms and upon the payment of the consideration provided in this Agreement, and agreement to execute all documents and instruments required to carry out and effect such acquisition and transfer in the event a Party exercises such right in accordance with the terms of this Agreement.  In the event that Contractor cannot deliver such acknowledgements and agreements within seventy-five (75) days following the Effective Date, SSS shall have the option to terminate this Agreement by written notice to Contractor.  If Contractor timely delivers such acknowledgements and agreements to SSS, Contractor shall thereafter not permit or allow or grant to any party that has not delivered such an acknowledgement and agreement to SSS, any right or interest in the Wash Plant, SSS Equipment, or Contractor Equipment (other than the Non-Permanent Contractor Equipment) or any material portion thereof without SSS’s prior written approval.

(k)                                 Offset of Buy Out Payment.  SSS shall have the right to reduce any Buy Out Price to Contractor, or to otherwise demand from Contractor: (i) any amounts which Contractor has agreed are due and payable from Contractor to SSS at the time of the transfer and (ii) any amounts which have been determined to be due and payable from Contractor to SSS pursuant to a Technical Dispute under Article 13 at the time of transfer and (iii) any amount required to bring the Plant and Equipment up to the state of repair and maintenance required under this Agreement as determined by an expert pursuant to Section 1.4(e).

1.5                               Definitions of Performance Periods.  For purposes of this Agreement, the period of time from the Mobilization Date to the Operational Period Commencement Date shall be referred to as the “Mobilization Period.”  Any references in this Agreement to the “Term of the Agreement” or the “Term” shall mean the period of time from the Effective Date until the expiration of the Operational Period, as the same may be extended as provided herein.

Article 2
Real Property Rights Related to Quarry Site

2.1                               SSS’s Rights to the Quarry Site.  SSS represents and warrants to Contractor that SSS has a leasehold interest under the Leases in and to the Quarry Site (including the Plant Site).  SSS shall (i) deliver to Contractor a copy of the Leases indicating the nature of the leasehold interests on or before the Mobilization Date, and (ii) use commercially reasonable efforts to obtain and deliver to Contractor on or before the Mobilization Date an agreement, in a form reasonably acceptable to Contractor (the “Landlord/Lender Releases”), signed by each landowner named in the Leases (each an “Owner”, and together, the “Owners”) and each lender holding a mortgage on the Quarry Site, which acknowledges Contractor’s rights hereunder and recognizes that subject to Section 1.4, the Plant and Equipment is and will remain the property of Contractor, will not become fixtures at the Quarry Site and may be removed from the Quarry Site by Contractor after a termination of this Agreement, subject to Section 1.3.  Execution of the Landlord/Lender Releases in form reasonably acceptable to Contractor, is a condition to Contractor performing any of its obligations hereunder.  In the event that SSS cannot deliver all of the Landlord/Lender Releases by the Mobilization Date, Contractor shall have the option to (i) adjust the Project Schedule on a day-for-day basis as a result of such delay, or (ii) if such delay continues for forty-five (45) days after the Mobilization Date, terminate this Agreement by written notice to SSS.

2.2                               Contractor’s License to Operate at the Quarry Site.  Subject to the terms and conditions of the Leases, SSS hereby grants to Contractor and any subcontractors of Contractor and their respective personnel, for the Term of this Agreement, an exclusive, unrestricted license for ingress and egress to the Quarry Site and across the Quarry Site to the Plant Site and any other areas of the Quarry Site where the Plant and Equipment or other materials, temporary buildings or other items are located, from the issuance of any limited notice to proceed or the Mobilization Date and then at all times throughout the Term of this Agreement and throughout the Demobilization Period, for the sole purpose of performing its obligations under this Agreement.  In addition, subject to the terms and conditions of the Leases, SSS shall, at no cost to Contractor, grant Contractor all necessary title, easements, licenses, rights-of-way, and other real property rights reasonably necessary to enable Contractor to mine the Mined Sand and otherwise perform Contractor’s obligations under this Agreement.

2.3                               Contractor’s Notice of Environmental Accidents/Non-Compliance.  Contractor shall promptly (but in no event more than ten (10) days after such an occurrence) notify SSS of any environmental accidents or non-compliance with any applicable law or SSS Permits.

Article 3
Plant Site and Stock Pile Areas

3.1                               Contractor’s Responsibilities.  Except as otherwise specifically provided in this Agreement, Contractor shall be responsible for: (i) surveying and staking out the site for installation of the Wash Plant and adjacent stockpile areas (“Stock Pile Areas”), the size and grade of which shall be reasonably acceptable to SSS (collectively, the “Plant Site”); (ii) cleaning and preparing the Plant Site for installation of the Wash Plant; (iii) soil compaction, rough grading, finish grading in all areas of the Plant Site so that the Wash Plant complies with all applicable law or permits, and (iv) providing secure, dry and stable storage and staging areas at the Quarry Site within reasonable proximity to the Wash Plant location, as contemplated on the site plan of the Quarry Site set forth in Exhibit A.  The location of the Wash Plant and designation of the Plant Site shall be as contemplated on the site plan of the Quarry Site set forth in Exhibit A.

3.2                               SSS Responsibilities.

(a)                                 Within ten (10) days of the date of this Agreement, SSS shall furnish to Contractor, surveys, title reports, site plans, soil reports and subsurface investigation reports and other appropriate information pertaining to the Quarry Site which may be required or desired by Contractor and which are then available to SSS.  Contractor shall promptly identify any additional such information that it reasonably requires, and SSS shall use commercially reasonable efforts to promptly provide such information.

(b)                                 SSS shall bring any necessary electricity (including electric three phase utility power facilities), water (including wells sufficient to generate at least 500 gallons per minute) and other utilities to the Plant Site, and to the areas within the Plant Site where components of the Wash Plant are to be installed, in amounts and capacities sufficient for installation and operation of the Wash Plant.  Following SSS’s satisfaction of its obligation to make such utilities available, Contractor shall be responsible for obtaining electric service and operating and maintaining such wells, each at its own cost.

Article 4
Permits

4.1                               SSS Permits.

(a)                                 SSS will be solely responsible for obtaining and maintaining, and shall obtain and maintain, throughout the Term of this Agreement, all federal, state and local permits and approvals necessary for Contractor to extract the Mined Sand, construct, install and operate the Wash Plant and otherwise perform its obligations under this Agreement, including without limitation, air quality, spill prevention control and countermeasures and storm water pollution prevention permits (collectively, the “SSS Permits”).  The SSS Permits shall include all plans and requirements for reclamation of the Quarry Site (“Reclamation Plan”).  SSS will use commercially reasonable efforts to obtain the SSS Permits as expeditiously as possible.  SSS will provide written notice to Contractor promptly at such time as SSS shall have obtained the SSS Permits.  Contractor shall use commercially reasonable efforts to cooperate with and assist SSS in obtaining the SSS Permits.

(b)                                 In the event that SSS fails to obtain the SSS Permits by the date that is six (6) months following the date by which all SSS Permits must be obtained pursuant to Exhibit L, then Contractor shall have the right to terminate this Agreement by delivery of a written notice to SSS.

4.2                               Amendment.  A copy of the SSS Permits issued as of the Effective Date and a copy of the SSS Permits for which an application has been submitted to the appropriate governmental entity are attached as Exhibit M.  The Parties may, upon mutual agreement, revise and amend the terms of this Agreement in the event that the SSS Permits, when issued and in comparison to those included in Exhibit M, have a material impact on the economic structure of this Agreement.

4.3                               Erosion Control and Environmental Matters.

(a)                                 SSS Responsible for Pre-Existing Conditions.  SSS will be responsible for any pre-existing (as of the Mobilization Date) non-compliance of the Quarry Site (including the Plant Site) with applicable laws, rules and regulations pertaining to the control and regulation of hazardous materials and substances or protection of the environment.  Subject to Section 4.3(b), SSS will promptly remediate or correct any such pre-existing condition or activity which is in violation of any such laws, rules and regulations and, if such condition or activity relates to the Plant Site or Mined Sand, or otherwise adversely affects Contractor, Contractor may suspend performance of its obligations under this Agreement until such condition or activity is remediated or corrected.  Contractor will be entitled to an adjustment in the Project Schedule to the extent time of performance has been impacted by the presence of hazardous substances.

(b)                                 Contractor Responsible for Ongoing Conditions.  Subject to Section 4.3(a), Contractor shall in performing its obligations under this Agreement comply with the SSS Permits and all applicable laws, rules and regulations pertaining to the control and regulation of hazardous materials and substances or protection of the environment.  Notwithstanding the foregoing, Contractor shall provide customary erosion control, dust control and road maintenance at the Plant Site.

(c)                                  Indemnities.  To the fullest extent permitted by law, SSS shall indemnify, defend and hold harmless Contractor and the Contractor Parties from and against any and all third party claims, losses, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses, to the extent arising out of or resulting from the presence or remediation of hazardous substances or conditions (i) existing prior to the Mobilization Date for which Contractor is responsible pursuant to Section 4.3(a) or (ii) introduced to the Quarry Site or Plant Site by SSS or by the SSS Parties after the Mobilization Date.  Notwithstanding the foregoing, SSS is not responsible for hazardous substances or conditions introduced to the Quarry Site or Plant Site by Contractor or the Contractor Parties, and Contractor shall indemnify, defend and hold harmless SSS and the SSS Parties from and against all claims, losses, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses, to the extent arising out of or resulting from hazardous substances or conditions for which Contractor is responsible pursuant to Section 4.3(b).

Article 5
Mining of Quarry Site; Operation and Maintenance; Production; Tendering

5.1                               Mining; Operation and Maintenance.

(a)                                 Requirements; Standards.  By the date set forth in Exhibit L, SSS shall deliver to Contractor a copy of the mining plan describing the requirements for mining of the Quarry Site (“Mine Plan”).  During the Operational Period, Contractor shall mine the Mined Sand and operate and maintain the Plant and Equipment in accordance with the terms of the Mine Plan, this Agreement, applicable law, the SSS Permits, and Prudent Mining & Wash Plant Operation Practice.  The term “Prudent Mining & Wash Plant Operation Practice” refers to those practices, methods, and procedures conforming to safety and legal requirements that are attained by exercising that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced party engaged in the same or a similar type of mining and Wash Plant operational activity as Contractor under this Agreement under the same or similar circumstances and conditions to those pertaining to Contractor under this Agreement and satisfying the health, safety, and environmental standards of reputable contractors undertaking such activities.

(b)                                 Good Working Order.  Contractor shall maintain the Plant and Equipment in a condition such that it is capable of operation to produce Product Sand and shall promptly inform SSS of any inability to operate in accordance with such contracted operating characteristics.

(c)                                  Employment of Qualified Personnel.  Following the Mobilization Date, Contractor shall ensure that its personnel are adequately qualified and trained and have experience as necessary and appropriate to undertake the duties for which they are engaged.

(d)                                 Free of Encumbrances.  Contractor shall warrant that all Product Sand will at all times be free and clear of all liens and other encumbrances.

(e)                                  Reclamation.  Contractor shall be responsible for all reclamation required pursuant to Contractor’s mining activity hereunder.  Contractor specifically acknowledges that the SSS Permits may require construction of property berms and reclamation of fully mined areas during the Term.  SSS agrees that if reclamation costs are greater than [***]/ton in any Operational Year, SSS will reimburse Contractor for the costs above [***]/ton; provided, however, that: (i) Contractor shall inform SSS of any such costs expected to be greater than such amount prior to incurring the costs and shall cooperate with SSS to undertake changes to the Mine Plan and the Reclamation Plan so as to avoid such excess costs if possible; and (ii) all such costs shall be reasonable and appropriate for Contractor to effectuate such reclamation.

5.2                               Twelve Month Rolling Forecast.  No less than thirty (30) days prior to the Wash Plant Completion Date, SSS shall provide to Contractor a written estimate of the total quantity of Product Sand required for the first Operational Year, and SSS shall thereafter update the initial annual forecast with a twelve (12) month rolling forecast delivered to Contractor no less often than the first of each month during the Term (each such written estimate, a “12 Month Rolling Forecast”).  The initial 12 Month Rolling Forecast delivered no less than thirty (30) days prior to the Wash Plant Completion Date shall be called the “Initial 12 Month Rolling Forecast.” The Parties recognize that the customary production season for the Wash Plant is an eight (8) month period which usually begins in April and ends in November of each calendar year depending upon weather conditions (as such period may vary from year to year based on weather conditions and Prudent Mining & Wash Plant Operation Practice, the “Production Season”), and Contractor must produce and stockpile the entire quantity of Product Sand requested by SSS for an Operational Year within the Production Season.  Accordingly, in the event there are significant changes in the 12 Month Rolling Forecast, Contractor shall use commercially reasonable efforts to accommodate such changes subject to the production capacity of the Wash Plant as specified in Exhibit G, Contractor’s ability to increase production of Mined Sand, and the remaining length of the Production Season (collectively, the “Production Limits”).

5.3                               Stock Pile Reserves.

(a)                                 Contractor shall, commencing thirty (30) days after the start of the Operational Period and throughout the Operational Period, maintain the Stock Pile Area and manage all Product Sand thereon.  Contractor shall maintain the Product Sand in the Stock Pile Area in a condition consistent with the Product Sand requirements set forth in Exhibit C.

(b)                                 Within five (5) days following the conclusion of each Operational Year, the Parties shall jointly conduct an inventory of the Product Sand in the Stock Pile Area to determine the Product Loss Factor, if any.  The “Product Loss Factor” is the percentage of Product Sand which Contractor has produced and placed in the Stock Pile Area during the Operational Year that is lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS, including the initial deposit of Product Sand used to line the Stock Pile Area.  The Parties will share equally all third party costs incurred to determine the Product Loss Factor.  If the amount of Product Sand which has been lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS does not exceed two percent (2%) of the total amount of Product Sand produced and placed by Contractor in the Stock Pile Area, the Product Loss Factor shall be deemed to be 0%.  Within ten (10) days following the conclusion of such inventory, Contractor shall prepare and deliver to SSS an accounting of (i) pricing based on the initial estimate and adjustments thereto, (ii) the actual number of tons of Product Sand produced and placed into the Stock Pile Area, (iii) the Product Loss Factor, and (iv) the amount of overpayment by SSS as a result of any Product Loss Factor above two percent (2%), calculated using the price per ton applicable for such Operational Year (or, if more than one price is applicable during such Operational Year because of fluctuations in diesel prices, then the average for such Operational Year).

(c)                                  SSS may at any time request an additional mid-Operational Year retesting of the Product Loss Factor at its sole cost in accordance with Section 5.3(b), and the provisions of Section 5.3(b) shall apply with regard to any losses identified through such retest.

(d)                                 Contractor shall maintain at the Stock Pile Area at least: (i) commencing thirty (30) days after the start of the Operational Period, at all times during a Production Season, twenty (20) days’ supply of Product Sand based upon the most recent 12 Month Rolling

Forecast; and (ii) as of the last day of the Production Season (except as otherwise required pursuant to Section 1.1(g) in relation to the first Production Season) and throughout the period between Production Seasons, one hundred and thirty five (135) days’ supply of Product Sand, based upon the most recent 12 Month Rolling Forecast; provided, however, in the event there are significant changes in the 12 Month Rolling Forecast, Contractor shall use commercially reasonable efforts to accommodate such changes subject to the Production Limits.

(e)                                  Contractor shall utilize Product Sand from the Stock Pile Area at any time as necessary to load Product Sand onto SSS’s trucks in accordance with the terms of this Agreement.

(f)                                   Contractor shall exercise commercially reasonable efforts to maintain Product Sand in the Stock Pile Area so as to allow all Product Sand to remain in the Stock Pile Area for at least three (3) days prior to tendering such Product Sand to SSS.

5.4                               Loading Schedule.  Although Contractor will only operate the Wash Plant during the Production Season, the Product Sand shall be stockpiled and ready for loading by Contractor onto SSS’s trucks at the Plant Site throughout each Operational Year on Monday through Friday from 7:00 a.m. to 4:00 p.m. (Central Time) and on Saturday from 9:00 a.m. to 2:00 p.m. (Central Time), with the exception of inclement weather days (which shall be mutually agreed to by SSS and Contractor) and the following holidays: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.  Contractor shall load SSS’s trucks with a quantity of Product Sand not greater than the maximum legal weight limit permitted by law upon the public roadway adjacent to the Quarry Site.

5.5                               Access by SSS Entities.

(a)                                 Subject to the terms and conditions of the Leases, Contractor shall maintain the Stock Pile Area so as to allow SSS Entities reasonable ingress and egress to the Stock Pile Areas for the loading and transportation of Product Sand provided for in this Agreement, provided that Contractor shall have the right, in its sole discretion, to determine from time to time the roadways within the Quarry Site to be used by SSS Entities for loading and shipping purposes.

(b)                                 SSS shall be responsible at its own expense for assuring that all trucks and equipment used by SSS and its contractors and subcontractors (collectively, the “SSS Entities”) to transport Product Sand shall be maintained and operated at all times in a safe manner and in compliance with all applicable laws and reasonable safety rules established by Contractor, each to the extent applicable to SSS while on the Quarry Site.  SSS shall indemnify and hold harmless Contractor for any damages, fines, liabilities, expenses or losses incurred as the result of a failure of SSS to operate vehicles in such manner.  Contractor shall not be responsible for any loss or damage to any trucks or other property of any of the SSS Entities unless the cause of such loss or damage is due to the negligence or willful misconduct of Contractor.

5.6                               Quality of Pre-Tendered Product Sand; Rejection of Pre-Tendered Product Sand.

(a)                                 Quality.  The Contractor shall test, and SSS shall have a right to test, samples of Product Sand as it is being produced at the Wash Plant in the manner described in Exhibit F to ensure that the Product Sand meets the standards set forth in Exhibit C.

(b)                                 Rejection; Effect of Rejection.  If, in the course of such testing, the Contractor or SSS determines that the Product Sand does not meet the standards set forth in Exhibit C, SSS shall have a right to reject and, if it rejects, not pay for (i) the Product Sand that does not meet the standards set forth in Exhibit C and (ii) all Product Sand processed from the time of the last acceptable test until the time of the following acceptable test conducted pursuant to Exhibit F.  Contractor shall be responsible for promptly removing any Product Sand that is rejected by SSS pursuant to this Section 5.6(b) from the Stock Pile Area, including the costs thereof.

5.7                               Quality of Tendered Product Sand; Rejection of Tendered Product Sand.

(a)                                 Quality.  The Product Sand tendered by Contractor to SSS hereunder shall be of a quality within the acceptable range, as provided in Exhibit C.  Any Product Sand tendered by Contractor to SSS that SSS reasonably believes does not comply with the specifications set forth in Exhibit C shall be subject to rejection.

(b)                                 Rejection; Effect of Rejection.  If any Product Sand tendered by Contractor to SSS is outside the acceptable range set forth in Exhibit C as determined in a manner consistent with Exhibit F, SSS shall, notwithstanding anything to the contrary in this Agreement, be entitled to reject such non-conforming Product Sand within thirty-six (36) hours of the Product Sand being removed from the Quarry Site by SSS.  In the event SSS rejects Product Sand pursuant to this Section 5.7(b), Contractor shall be responsible for prompt removal of such Product Sand, including the costs thereof.

5.8                               Weight Determination; Sampling and Analysis.  The procedures for establishing the Product Sand Weight (inclusive of moisture content) and Net Product Sand Weight (net of moisture content) taken by SSS shall be as specified in Exhibit F.  The procedures for establishing the compliance with the specifications for the Product Sand shall be as specified in Exhibit F.

5.9                               Title; Risk of Loss.  Title to all Mined Sand and Product Sand shall be held by SSS from the time of its mining.  However, SSS shall not have the right to possession thereof during the Term until such Product Sand is tendered to SSS, which right shall be held by Contractor.  Following the tendering of the Product Sand to SSS, SSS shall be responsible for all contamination or loss of Product Sand resulting from transportation of Product Sand from the Plant Site.

5.10                        Minus 70 Sand.  SSS and each Owner will be entitled to pick up, free of charge, any nominally minus 70 sand coming off the Wash Plant.  So long as picking up such sand does not disrupt operations (at Contractor’s reasonable discretion), Contractor shall load, at no charge, the nominally minus 70 sand into trucks for SSS and any Owner.  Contractor is not expected to maintain a stock pile larger than 3,000 tons of nominally minus 70 sand at the Plant Site at any given time.

5.11                        Exclusivity.  Contractor shall not be permitted to tender to SSS Product Sand from a source other than the Quarry Site.  Contractor undertakes not to sell Mined Sand, Product Sand, or other materials from the Quarry Site to other purchasers except in such quantities as agreed in writing by SSS.  After the Wash Plant Completion Date, SSS shall not purchase

Product Sand from other sources except in quantities as agreed in writing by Contractor or except in relation to any amount above [***] tons per Operational Year.

5.12                        Personnel.  During the Term of this Agreement, Contractor shall use commercially reasonable efforts to hire local residents (exclusive of key employees, such as managers, foreman, etc.) in connection with performing its obligations under this Agreement at the Quarry Site from time to time.

5.13                        Timber.  During the Term of this Agreement, Contractor shall have the right to harvest, sell and/or otherwise remove from the Quarry Site any and all timber from areas anticipated to be mined/quarried at the Quarry Site, subject to applicable laws and the terms of the Leases.  Contractor shall undertake such timber clearing as necessary to satisfy its obligations under this Agreement in relation to the mining of the Quarry Site and the construction, operation, and maintenance of the Wash Plant.

Article 6
Pricing, Invoicing and Payment

6.1                               Consideration.  In consideration for the stripping, drilling, shooting, mining, washing, and on-site loading of Product Sand, and as consideration for all of Contractor’s obligations under this Agreement, SSS shall pay Contractor an amount per ton of Product Sand as determined in accordance with Exhibit E.

6.2                               Invoicing.  Contractor will invoice SSS at the end of each month for the amount of Product Sand which Contractor produced and placed into the Stock Pile Area during such month.  Contractor shall submit all invoices to SSS’s address and to the attention of SSS’s representative designated in Section 14.5.  Prior to March 1, 2012, SSS shall pay to Contractor amounts due as shown on each invoice (less disputed amounts) within ninety (90) days after receipt thereof.  From and after March 1, 2012, SSS shall pay to Contractor amounts due as shown on each invoice (less disputed amounts) within thirty-five (35) days after receipt thereof.  If the payment due date falls on a Saturday, Sunday or holiday, the payment will be due on the following business day.  SSS shall have the right to reduce any invoice payable to Contractor, or to otherwise demand from Contractor: (i) any amounts which Contractor has agreed are due and payable from Contractor to SSS as of the date of such invoice, and (ii) any amounts which have been determined to be due and payable from Contractor to SSS pursuant to Article 13 as of the date of such invoice, and (iii) any amount determined by an expert pursuant to Section 1.4(e) to be due and payable from Contractor to SSS (and the Parties agree to present the issue as a Technical Dispute for resolution pursuant to Section 13.2 (without limiting either Party’s right to further dispute resolution pursuant to Section 13.4 following the offset)).  In the event that SSS disputes the amount of any such invoice, SSS shall provide written notice to Contractor of such disputed amount at least five (5) days prior to the date such payment is due; such notice shall include the amounts in dispute, the contractual and factual basis for disputing the same, and the steps Contractor must take to release such disputed amounts.  The Parties shall attempt to resolve the disputed amounts prior to the end of the thirty (30) day payment period.  If the Parties are unable to settle such disputed amount, the dispute resolution provisions of this Agreement shall apply.  Notwithstanding the foregoing, SSS shall not have any right to dispute an invoice if SSS has further processed the Product Sand related to such invoice.

6.3                               Price Adjustment to Adjust for 12 Month Rolling Forecast.  Pricing during each Operational Year shall be initially based upon the last 12 Month Rolling Forecast provided to Contractor prior to such Operational Year; provided, however, initial pricing shall be adjusted, in Contractor’s discretion, during the Production Season if it becomes apparent that the total amount of Product Sand that Contractor will produce (at SSS’s request) during the Production Season will be less than or greater than SSS’s initial estimate by at least *** tons.  Within ten (10) days following the conclusion of each Operational Year, Contractor shall prepare and deliver to SSS an accounting of (i) the pricing based on the initial estimate and adjustments thereto, (ii) the pricing based on the actual number of tons of Product Sand taken by SSS during the Operational Year (taking into account losses under Section 5.3(b)), and (iii) the amount of the underpayment or overpayment by SSS to Contractor as a result of the differences between the estimated tonnage and the tonnage actually tendered.  Either SSS or Contractor, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with this Article 6.

6.4                               Records.  Contractor shall maintain accurate and complete records and data, as reasonably necessary to calculate or confirm the correctness of any amount invoiced by Contractor under this Agreement.  All such records and data shall be maintained for a period of not less than thirty (30) months following the date of the invoice to which they relate.

6.5                               SSS’s Minimum Annual Quantity.

(a)                                 Take or Pay.  SSS shall be obligated to order at least 300,000 tons of Product Sand during each Operational Year.  In the event SSS orders less than 300,000 tons of Product Sand during a particular Operational Year, SSS shall pay to Contractor, at the end of the Production Season for such Operational Year, an amount equal to the applicable price per ton for 300,000 tons of Product Sand multiplied by the difference between 300,000 minus the actual tons of Product Sand ordered by SSS and produced by Contractor with respect to such Operational Year.

(b)                                 Banked Amounts.  Contractor shall retain all Product Sand, including any Product Sand for which SSS has made a shortfall payment pursuant to Section 6.5(a), in the Stock Pile Area until such time as Contractor tenders such Product Sand to SSS pursuant to this Agreement.

6.6                               Taxes.  SSS shall be responsible for any sales, use or similar taxes which may be due in connection with the Product Sand to be produced and tendered by Contractor under this Agreement; and SSS shall indemnify Contractor and hold it harmless from all losses, damages, costs and expenses (including reasonable attorney’s fees) suffered or incurred by Contractor as a result of any assessments of any such taxes at any time during the Term of this Agreement or thereafter.  The provisions of this Section 6.6 shall survive termination, or expiration of the Term of this Agreement.

6.7                               Interest on Late Payments.  Any fees, charges and other amounts payable under or pursuant to this Agreement which are not paid when due shall bear interest from the date payment is due until paid at the rate of [***] per annum or the maximum interest rate permitted by law, if less than [***].

6.8                               By Product.  Contractor acknowledges that SSS intends to dry the Product Sand at an off-site facility, and that certain waste material may result in connection with drying the Product Sand.  SSS shall have no right to return any Product Sand to the Plant Site or Stock Pile Area after taking the Product Sand and removing the Product Sand from the Quarry Site.

Article 7
Other Responsibilities/Obligations of SSS

7.1                               Representative.  SSS shall appoint, by written notice to Contractor, one or more authorized representatives to act on its behalf in connection with the performance of its obligations under this Agreement who shall, on behalf of SSS, review calculations and accountings of tonnage of Product Sand produced by Contractor, records of hours of operations of the Wash Plant and other documents submitted by Contractor, schedule testing, respond to Contractor’s requests regarding timing and manner of performance by SSS of its obligations under this Agreement and promptly approve, render decisions or take actions with respect thereto to avoid delaying Contractor’s performance of its obligations under this Agreement.  SSS shall not unreasonably withhold or delay approval of any such items or requests.

7.2                               Verification of Reserves.  Prior to issuance of the notice to proceed pursuant to Section 1.1(b), SSS shall use commercially reasonable methods to verify that the reserves at the Quarry Site (i) meet the quality characteristics required to produce Product Sand, and (ii) contain the quantity of Product Sand required by SSS over the Term of the Agreement.  The Parties acknowledge that the pricing set forth in Exhibit E assumes that the quality of Mined Sand shall, on average over the Term of the Agreement, be 65%-75% *** sand (“Expected Quarry Quality Range”) if Contractor mines the Quarry Site in accordance with this Agreement.  If following the end of each Operational Year the reserves at the Quarry Site mined during such Operational Year in accordance with this Agreement are shown to have been below or above the Expected Quarry Quality Range or the reserves were not of sufficient quantity required to produce Product Sand as required under this Agreement, then:

(a)                                 at the option of SSS, SSS may: (i) adjust (and Contractor shall cooperate with SSS to make such adjustment) the Mine Plan and Reclamation Plan as necessary to provide that the reserves at the Quarry Site in future Operational Years meet the quality characteristics required to produce Product Sand or to contain a sufficient quantity required to produce Product Sand; or (ii) terminate this Agreement by delivery of a written notice to Contractor; and

(b)                                 the Product Sand pricing set forth in Exhibit E for the applicable Operational Year shall be adjusted so that Contractor (in the case of the Quarry Site reserves failing to meet the Expected Quarry Quality Range or being insufficient) or SSS (in the case of the Quarry Site reserves exceeding the Expected Quarry Quality Range) is put in the same economic position as it would have been if the reserves at the Quarry Site were within the Expected Quarry Quality Range and of adequate quantity for such Operational Year.

7.3                               Obligation to Notify.  If, in the process of mining the Quarry Site, Contractor determines that the Quarry Site reserves being mined may not be within the Expected Quarry Quality Range or may be of inadequate quantity as described in Section 7.2, Contractor shall promptly notify SSS.

7.4                               SSS’s Indemnity.  SSS shall indemnify Contractor and hold it harmless from and against any actual or alleged claims, losses or damages due to injuries to persons or damage to property arising out of or resulting from (i) either (A) SSS’s activities on the Quarry Site following the Mobilization Date or any issuance of a limited notice to proceed or (B) SSS’s performance of, or failure to perform, its obligations under this Agreement, in each case except to the extent caused by the negligent acts or omissions of Contractor or any of its subcontractors, agents or employees, and not covered by insurance maintained, or required hereunder to be maintained, by Contractor and (ii) the processing, distribution, sale or other use of the Product Sand by SSS or any other person or entity following the tendering of the Product Sand by Contractor to SSS.  The indemnification obligations of SSS under this Section 7.4 shall not apply to indirect, incidental or consequential losses or damages and SSS shall have no indemnification obligations with respect to any such losses or damages.

7.5                               Compliance with Laws.  Subject to the obligations of Contractor under this Agreement, SSS shall be responsible for its compliance (including in relation to any contractors or subcontractors of SSS) at the Quarry Site and in relation to its rights and obligations under this Agreement with all applicable laws, ordinances, rules and regulations, including, but not limited to, those relating to the safety of persons and property.

7.6                               Performance Standard.  All obligations and responsibilities of SSS set forth in this Article 7 and elsewhere in this Agreement shall be performed and complied with by SSS (i) in a commercially reasonable manner and (ii) within the time frame required by Contractor so as not to hinder or delay performance and execution by Contractor of its obligations under this Agreement and to permit operation of the Wash Plant and peak production capacity throughout the Operational Period.

Article 8
Other Responsibilities/Obligations of Contractor

8.1                               Representative.  Contractor shall appoint, by written notice to SSS, one or more authorized representatives to act on its behalf in connection with the performance of its obligations under this Agreement who shall, on behalf of Contractor, submit to SSS calculations and accountings of tonnage of Product Sand produced by Contractor, records of hours of operation of the Wash Plant and other documents to be submitted by Contractor hereunder, receive and review inquiries and requests by SSS regarding timing and manner of performance by Contractor of its obligations under this Agreement and promptly approve, render decisions or take actions with respect thereto to avoid delaying Contractor’s performance of its obligations under this Agreement.

8.2                               Performance of Services.  Contractor shall have the sole responsibility for supervision and direction of the performance of its obligations under this Agreement and shall have sole control over the method and manner of performance of its obligations under this Agreement except as may otherwise be provided in the Agreement.  Except to the extent which the Agreement provides otherwise, Contractor shall furnish, at its expense, the labor, material, tolls, machinery, equipment, facilities and supplies necessary for performance of its obligations under this Agreement, and shall have available adequate personnel with the requisite skills and adequate equipment to perform its obligations under this Agreement in accordance with the

Agreement in a good and workmanlike manner.  All of Contractor’s rolling stock at the Quarry Site will be equipped with back-up cameras or strobes so as to avoid using back-up alarms at night.

8.3                               Compliance with Laws.  Contractor shall be responsible for compliance with all applicable laws, ordinances, rules and regulations relating to the safety of persons and property in connection with the performance of its obligations under this Agreement by Contractor.  Contractor shall indemnify SSS and hold it harmless from any and all expenses incurred by SSS for fines, penalties and/or corrective measures resulting from the failure of Contractor, its agents and employees to comply with any such laws, or ordinances, rules or regulations relating to the safety of persons or property.

8.4                               Contractor’s Indemnity.  Contractor shall indemnify SSS and hold it harmless from and against any actual or alleged claims, losses or damages due to injuries to persons or damage to property arising out of or resulting, in whole or in part, from either (i) Contractor’s activities on the Quarry Site following the Mobilization Date or any issuance of a limited notice to proceed or (ii) Contractor’s performance of, or failure to perform, its obligations under this Agreement, in each case except to the extent caused by the negligent acts or omissions of SSS or any of its subcontractors, agents or employees, and not covered by insurance maintained, or required hereunder to be maintained, by SSS.  The indemnification obligations of Contractor under this Section 8.4 shall not apply to indirect, incidental or consequential losses or damages and Contractor shall have no indemnification obligations with respect to any such losses or damages.

8.5                               Employment Taxes.  Contractor shall pay all employment and related taxes with respect to its employees performing under this Agreement.

8.6                               Subcontractors.

(a)                                 Contractor may subcontract portions of its obligations under this Agreement to any subcontractor without further approval by SSS.  The use of subcontractors shall not relieve Contractor of any obligation under this Agreement.  Contractor shall require its subcontractors to perform in accordance with this Agreement and shall have complete and sole responsibility as principal for its subcontractors and all others it hires to perform any portion of its obligations under this Agreement.  SSS shall not be deemed by virtue of this Agreement or otherwise to have any contractual obligation to or relationship with any subcontractor, Contractor shall be solely responsible for paying each subcontractor, and Contractor shall include a clause to this effect in each subcontract.  Contractor shall include in each agreement between Contractor and its subcontractor all applicable obligations that Contractor undertakes to SSS under this Agreement (as if the subcontractor were in the position of Contractor under such provisions in this Agreement).  No subcontractor shall perform any work on behalf of Contractor without Contractor first providing to SSS for each subcontractor evidence of the adequacy (in accordance with this Agreement) of insurance with respect to the subcontractor.

(b)                                 Any subcontractors hired by Contractor to perform any part of Contractor’s obligations under this Agreement will meet all qualifications as required under this Agreement, including as qualified, licensed, and insured subcontractors.

(c)                                  Prior to the execution of the TPS Subcontract, Contractor shall provide a copy thereof to SSS, and Contractor shall not execute the TPS Subcontract unless approved by SSS, which approval shall not be unreasonably withheld.  The TPS Subcontract shall provide that it is subject to assignment from Contractor to SSS in accordance with this Agreement and may not be amended except with the prior written approval of SSS and shall contain such other provisions as SSS may reasonably require.

Article 9
Relationship of the Parties

Contractor is, and for all purposes shall be deemed to be, an independent contractor; and nothing contained in this Agreement is intended to create, or be construed so as to create, any partnership, joint venture, joint undertaking, or principal and agent relationship or employment arrangement between Contractor and SSS, or to make Contractor or SSS liable for any acts, omissions, debts or contracts of the other Party, or agents or employees of the other Party.  No agent or employee of Contractor or SSS shall be deemed in any way to be an agent or employee of the other Party.

The Parties acknowledge and agree that SSS and the Owners are tenant and landlords, respectively, and are independent contractors with respect to the other, and no employee of SSS or the Owners will be an employee of the other or any of the other’s affiliates, and nothing in this Agreement or any of the Leases is intended to constitute a partnership, joint venture or any master and servant relationship between SSS and any of the Owners.

Article 10
Insurance

10.1                        Contractor’s Insurance Coverages.  Contractor shall purchase and maintain the following insurance coverages with the following limits of liability:

(a)                                 Workers’ Compensation with the minimum statutory coverage limit and Employer’s liability insurance with a minimum limit of $1,000,000 per occurrence.

(b)                                 Commercial General Liability coverage, with a combined single limit of $1,000,000 per each occurrence and an aggregate limit (if any) of not less than $2,000,000.  Such coverage shall provide liability coverage for bodily injury and personal injury, property damage, independent contractors, contractual liability including coverage specifically applicable to the undertakings in this Agreement, explosion, collapse and underground hazards, and products/completed operations liability.  Such coverage shall include Contractor’s Pollution Liability coverage with a limit of $1,000,000 per occurrence and $2,000,000 in the aggregate.

(c)                                  Business Auto policy for owned, non-owned and hired vehicles with a combined single limit of liability of $1,000,000 per each occurrence.

(d)                                 “Follow Form” Umbrella policy (applying over all the Commercial General Liability, Business Auto liability, and Employer’s liability coverages), with a minimum limit of $9,000,000 per each occurrence and following the form of the underlying coverages.

(e)                                  Professional Liability insurance, with a limit of $4,500,000 per each occurrence.

(f)                                   Builder’s Risk insurance to provide coverage on an “all risk” basis including coverage against damage or loss caused by earth movement, flood and operational testing.  Such insurance shall be for the replacement value of the Plant and Equipment as described herein.  The policy shall also provide coverage for: (1) removal of debris; (2) material in transit; (3) off-site storage; (4) theft; (5) expediting expense; (6) demolition and increased cost of construction; (7) water damage; and (8) testing.  The deductible for all such physical damage shall not exceed (a) $100,000 for operational testing coverage, (b) $250,000 or five percent (5%) of the value of the damaged property at the time of loss for earth movement coverage, whichever amount is less, and (c) $25,000 for all other losses.  No co-insurance shall be applicable.  Contractor shall pay all deductibles for such policies.

(g)                                  Property insurance and Boiler and Machinery insurance including coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip and providing for coverage on a full replacement cost basis, as such replacement cost shall increase or decrease from time to time.

Notwithstanding the foregoing, (i) Contractor may satisfy its obligation with respect to Professional Liability insurance by causing its design professional to carry such coverage, and (ii) with respect to Builder’s Risk insurance, Contractor’s building contractor will carry such coverage during the Mobilization Period, and Contractor will carry such coverage during the Operational Period, provided in each case that such contractors are required to comply with the applicable provisions of this Article 10 and that Contractor provides evidence thereof and of such insurance within ten (10) days of the Mobilization Date and from time to time as required hereunder.

10.2                        Contractor’s Insurance Certificates.  Upon execution of this Agreement and at each insurance policy anniversary date thereafter, Contractor shall deliver to SSS insurance certificates describing the above requirements.  With the exception of the Workers’ Compensation policy and the property and boiler and machinery insurance, the certificates and the insurance policies required by Sections 10.1(a) through 10.1(f) shall name SSS and the Owners as an additional insured and shall contain a provision that coverage as afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days prior written notice has been given to SSS.

10.3                        SSS’s Insurance Coverages.  SSS shall purchase and maintain during the Term of this Agreement Worker’s Compensation Insurance, Employer’s Liability Insurance, Commercial General Liability Insurance, Automobile Liability Insurance and Umbrella Liability Insurance with minimum limits of coverage and coverage terms at least equal to the limits and coverage terms required to be maintained by Contractor under this Agreement.

10.4                        SSS’s Property Insurance.  Unless otherwise provided in this Agreement, SSS shall purchase and maintain during the Term of this Agreement property insurance, in the amount of the full value thereof, for all of its property located at the Quarry Site on a replacement cost basis without voluntary deductibles.  Such property insurance shall be in an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, false work, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements.  SSS waives, and shall cause its insurer to waive, all rights of subrogation against the Contractor for damage to, loss of or loss of use of any of SSS’s property, including indirect, incidental or consequential losses, due to fire or other hazards or occurrences however caused.

10.5                        SSS’s Insurance Certificates.  Upon execution of this Agreement and at each insurance policy anniversary date thereafter, SSS shall, at no expense to Contractor, deliver to the Contractor insurance certificates confirming that the insurance described in Sections 10.3 and 10.4 are in effect.  With the exception of the Workers’ Compensation policy, the certificates and the insurance policies required under Section 10.3 shall name Contractor as an additional insured and shall contain a provision that coverage as afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days prior written notice has been given to the Contractor.

10.6                        Waiver of Subrogation.  The policies of insurance required to be carried by Contractor and/or SSS herein shall provide waivers of subrogation by endorsement or otherwise.  A waiver of subrogation shall be effective as to a person or entity even though the person or entity shall otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in any property damaged.

10.7                        Insurers.  All insurance policies required to be maintained by any Party hereunder shall be issued by insurance companies reasonably acceptable to the other Party.

10.8                        Other Terms.

(a)                                 Except to the extent applicable laws prescribe a shorter notice period, each policy required under this Agreement, or an endorsement thereto, shall provide that it shall not be canceled except upon at least (30) days prior notice to the insured Party.  The holder of such policies shall cause its insurer(s) to issue an endorsement naming the other Party as a cancellation notice recipient for all policies described above.

(b)                                 All liability policies required under this Agreement shall provide cross-liability coverage as would be achieved under the standard Insurance Services Office, Inc.’s (ISO) Commercial General Liability policy “Separation of Insureds” clause.

(c)                                  Any policy of insurance required under this Agreement that is obligated to respond to a loss shall provide primary coverage for the named insured and the additional insured Party for losses arising out of or related to this Agreement and the insured Party shall not call upon, or permit its insurance providers to call upon, any other insurance procured by the additional insured Party for defense, payment or contribution of such loss.

(d)                                 All insurance required under this Agreement shall be written on an occurrence form unless otherwise approved by the other Party, with the exception of Professional Liability, which shall be written on a “claims made” basis with an extended discovery period for a minimum period of two (2) years following the Wash Plant Completion Date.  Contractor warrants that any retroactive date applicable to Professional Liability coverage written on a “claims-made” basis precedes the effective date of this Agreement.

(e)                                  If Contractor subcontracts any part of its obligations under this Agreement, Contractor shall include all subcontractors as insureds, except as described above.

(f)                                   Maintenance of the required insurance shall not serve to limit or reduce the liability of any Party or its personnel, nor shall maintenance of the required insurance serve to limit or reduce any of the other obligations a Party has under this Agreement.

Article 11
Defaults, Remedies, Termination, etc.

11.1                        Defaults of SSS.  Each of the following shall constitute a default by SSS of this Agreement:

(a)                                 If SSS defaults in the payment, performance or observance of any material covenant, agreement, term or provision of this Agreement to be paid, performed or observed by SSS, and such default continues for a period of five (5) days in the case of monetary defaults, or for a period of thirty (30) days in the case of non-monetary defaults, after written notice to SSS from Contractor stating the specific default; provided, however, that if the non-monetary default cannot reasonably be cured within such thirty (30) day period and such default is not materially interfering with either Party’s ability to perform its obligations under this Agreement, then so long as SSS continues to diligently pursue the cure of such default, SSS shall have an additional period of up to ninety (90) additional days to complete the cure of such default.

(b)                                 If bankruptcy or insolvency proceedings are instituted by or against SSS, and in the case of such proceedings instituted against such Party, such proceedings are not dismissed or terminated within sixty (60) days after institution.

11.2                        Defaults of Contractor.  Each of the following shall constitute a default by Contractor of this Agreement:

(a)                                 If Contractor defaults in the payment, performance or observance of any material covenant, agreement, term or provision of this Agreement to be paid, performed or observed by Contractor, and such default continues for a period of five (5) days in the case of monetary defaults, or for a period of thirty (30) days in the case of non-monetary defaults, after written notice to Contractor from SSS stating the specific default; provided, however, that if the non-monetary default cannot reasonably be cured within such thirty (30) day period and such default is not materially interfering with either Party’s ability to perform its obligations under this Agreement, then so long as Contractor continues to diligently pursue the cure of such default, Contractor shall have an additional period of up to ninety (90) additional days to complete the cure of such default;

(b)                                 the occurrence of tampering on three (3) or more separate occasions by Contractor or its subcontractors or their employees acting in the course of their employment with any system or process used to measure the quantity or quality of Product Sand tendered to SSS;

(c)                                  either: (1) the tendering by Contractor to SSS under this Agreement of non-conforming Product Sand (i.e., the specifications of which are outside the acceptable range specified in Exhibit C); or (2) the tendering by Contractor to SSS of Product Sand that is materially less than the required quantity of Product Sand to be tendered by Contractor hereunder, in either case on five (5) or more occasions on five (5) or more separate days in any three (3) month period, provided that such failure to tender Product Sand causes an interruption to SSS’s production or marketing of frac sand; or

(d)                                 If bankruptcy or insolvency proceedings are instituted by or against Contractor, and in the case of such proceedings instituted against such Party, such proceedings are not dismissed or terminated within sixty (60) days after institution.

11.3                        Remedies.

(a)                                 Upon the occurrence of any default by SSS or Contractor as described in Section 11.1 or Section 11.2, the non-defaulting Party, in addition to all other rights and remedies available to it at law or in equity, or otherwise under this Agreement, shall have the right to terminate this Agreement upon five (5) days written notice to the defaulting Party.  Any such termination will be without prejudice to the rights and claims that the non-defaulting Party may have by reason of default by the defaulting Party.

(b)                                 Following termination, Contractor shall have no obligation to remove any footings or foundations for the Wash Plant.

11.4                        Force Majeure.

(a)                                 Anything herein to the contrary notwithstanding, neither Contractor nor SSS shall incur any liability, or be deemed in default under this Agreement, by reason of such Party’s delay in performance of, or inability to perform, any of its obligations hereunder as a result of act of God, war, disasters, national emergencies, fuel shortages, breakage or failure of machinery as a result of a manufacturer’s defect, strikes, unavoidable casualties, or the acts or failure to act of any governmental authority (except where such authority is responding to the wrongful acts of such Party), or other cause beyond the reasonable control of such Party (other than financial reasons) and to the extent materially and adversely impacting the Party’s performance hereunder; provided, however, that such material and adverse impact could not have been prevented, overcome, or remedied in whole or in part by the Party through the exercise of diligence and reasonable care, it being understood and agreed that reasonable care includes acts and activities to protect the Plant and Equipment and the Quarry Site from a casualty or other event that are reasonable in light of the probability of the occurrence of such event, the probable effect of such event if it should occur, and the likely efficacy of the protection measures.  Notwithstanding the foregoing, such events shall expressly not include the following conditions: normal wear and tear or random flaws in materials and equipment; breakdowns in equipment; lack of funds due to any commercial, economic or financial reason including the inability to make a profit or achieve a satisfactory rate of return; changes in market conditions; or delay in performance of the obligations of any contractor or supplier.

(b)                                 In such case, the time for performance of such obligations, the performance of which is delayed, shall be extended by the period of delay caused by the foregoing.  In such case, the Party whose performance is delayed by the foregoing shall use commercially reasonable efforts to minimize such delay.

(c)                                  In the event that a force majeure event causes a delay to the Project Schedule by more than six (6) months or causes Contractor to not have the capacity to produce Product Sand equal to fifty percent (50%) or greater of the then-applicable 12 Month Rolling Forecast for a period of six (6) months, then SSS shall have the right to terminate this Agreement by delivery of a written notice to Contractor.

11.5                        Consequential Damages.  Anything herein to the contrary notwithstanding, no Party will be liable for any lost profits or business or other indirect, incidental or consequential losses or damages which may be suffered or incurred by the other Party by reason of any breach hereunder or any other cause.

Article 12
Option to Extend Term

12.1                        SSS shall have the right and option to extend the initial Operational Period for an additional period of [***] (or such other agreed period) upon the same terms and conditions set forth herein except that pricing during such renewal term shall be negotiated between the Parties and subject to their mutual approval, with the intent of maintaining the economic position of the Parties as provided for under this Agreement.  SSS shall exercise this renewal option upon written notice to Contractor delivered no less than 180 days prior to the expiration of the initial Operational Period.  The Parties shall promptly thereafter negotiate in good faith for the pricing that will apply during the renewal term.  In the event the Parties cannot agree upon the pricing within 60 days after delivery of SSS’s renewal notice, such renewal notice shall be null and void and this Agreement shall terminate at the end of the initial Operational Period.

Article 13
Dispute Resolution

13.1                        Initial Meeting

Any claim, controversy or dispute between the Parties arising out of or in connection with the Agreement, or any breach thereof (a “Claim”), shall be submitted first to the respective contract officers in a good faith attempt to resolve the Claim.  If the contract officers are unable to resolve the Claim, such Claim shall be submitted to the senior officers of each Party responsible for this Agreement.  Such senior officers shall meet in a good faith attempt to resolve the Claim.

13.2                        Formal Dispute Resolution Procedures—Appropriate Forum

(a)                                 A “Technical Dispute” is a dispute that relates to a technical, engineering, operational, or accounting issue or matter related to this Agreement that, in any case, is the type of issue or matter that is reasonably susceptible to consideration and resolution by an expert in the relevant field or fields.

(b)                                 In the event that the Parties are unable to resolve a dispute by informal discussions in accordance with Section 13.1 and such dispute is a Technical Dispute, then the dispute shall be resolved by referral to an expert in accordance with Section 13.3; subject to the following:

(i)                                     in the event that the Parties cannot agree within five (5) business days as to whether a dispute falls within the definition of a Technical Dispute, then Section 13.3 shall not be used to resolve this dispute and the dispute shall be resolved in accordance with Section 13.4;

(ii)                                  any Party may, unless explicitly provided otherwise in this Agreement, require by notice to the other Party that a Technical Dispute be resolved by reference to the procedures described in Section 13.4 without referring it to an expert pursuant to Section 13.3;

(iii)                               if any Party does not accept the recommendation of the expert with respect to the Technical Dispute, it may refer the dispute for resolution in accordance with the procedures described in Section 13.4; provided, however, that if such Party has not referred the dispute for resolution in accordance with the procedures described in Section 13.4 within ninety (90) clays following the delivery of the recommendation by the expert, such recommendation shall become a binding determination on the Parties to the fullest extent permitted under law; and

(iv)                              if the expert has not submitted its recommendation to the Parties within the time period provided in Section 13.3(h) then either Party may refer the dispute for resolution in accordance with the procedures described in Section 13.4.

(c)                                  In the event that the Parties are unable to resolve a dispute by informal discussions in accordance with Section 13.1 and such dispute is not agreed to be a Technical Dispute, then the dispute shall be resolved in accordance with Section 13.4.

13.3                        Technical Disputes.

Any Technical Dispute subject to this Section 13.3 shall be resolved in accordance with the following provisions:

(a)                                 The expert shall have demonstrated expertise in the area to which such Technical Dispute relates and shall not be an agent, employee, or contractor or a former agent, employee, or contractor of either Party or of a competitor of either Party involved in the Technical Dispute.

(b)                                 The Party initiating submission of the Technical Dispute to the expert shall provide the other Party with a notice stating that it is submitting the Technical Dispute to an expert and nominating the person it proposes to be the expert.  The other Party shall, within five (5) business days of receiving such notice, notify the initiating Party whether such person is acceptable.  If the Party receiving such notice fails to respond or notifies the initiating Party that the person is not acceptable, the Parties shall meet and discuss in good faith for a period of five

(5) business days to agree upon a person to be the expert.  If the Parties fail to meet or are unable to agree at the end of such five (5) business day period, either Party may request the American Arbitration Association to nominate the expert, and such person so nominated shall be the expert for the purpose of resolving the Technical Dispute.

(c)                                  Consideration of the Technical Dispute by an expert shall be initiated by the Party seeking consideration of the Technical Dispute by the expert submitting within ten (10) business days of the appointment of the expert to both the expert and the other Party written materials setting forth: its description of the Technical Dispute in reasonable detail; a statement of the initiating Party’s position; and copies of records supporting the initiating Party’s position.

(d)                                 Within ten (10) business days of the date that a Party has submitted the materials described in the preceding sentence, the other Party may submit to the expert and to the initiating Party: its description of the Technical Dispute in reasonable detail; a statement of the responding Party’s position; and copies of any records supporting the responding Party’s position.

(e)                                  In addition to the material provided to the expert by the initiating Party, the expert shall consider any such information submitted by any responding Party within such ten (10) business clay period and, in the expert’s discretion, any additional information submitted by either Party to the expert (with a copy to the other Party) at a later date.

(f)                                   Each Party shall designate one person knowledgeable about the issues in dispute who shall be available to the expert to answer questions and provide any additional information requested by the expert.  Except for such person, a Party shall not be required to, but may, provide oral statements or presentations to the expert or make any particular individuals available to the expert.

(g)                                  The process under this Section 13.3 shall not be regarded as an arbitration, and the laws relating to commercial arbitration shall not apply.

(h)                                 When consideration of the Technical Dispute by an expert is initiated, the expert shall be requested to provide a recommendation within fifteen (15) business days after the expiry of the ten (10) business day response period provided in Section 13.3(d).  If the expert’s recommendation is given within such fifteen (15) business day period, or if the expert’s recommendation is given at a later time and no Party has at such time initiated any other proceeding concerning the Technical Dispute, the Parties shall review and discuss the recommendation with each other in good faith for a period of ten (10) days following delivery of the recommendation before proceeding with any other actions.

(i)                                     The costs of engaging an expert shall be borne equally by the Parties, and each Party shall bear its own costs in preparing materials for, and making presentations to, the expert.

13.4                        Litigation

All disputes between the Parties arising out of or relating to this Agreement and not otherwise resolved by the Parties or by mediation shall be decided by judicial resolution or pursuant to the rights of the Parties under law.  Any recommendation, report or materials produced by the expert pursuant to Section 13.3 shall be inadmissible by either Party in any litigation arising out of this Agreement, and neither Party shall be permitted to use the services or testimony of such expert as a consultant, witness or expert witness in connection with such litigation.

Article 14
Miscellaneous Provisions

14.1                        This Agreement shall be governed and construed in accordance with the laws of the state of Wisconsin.

14.2                        Each Party represents and warrants to the other Party that:

(a)                                 The representing Party is an entity duly formed, validly existing and in good standing under the laws of its state of formation;

(b)                                 The representing Party has the requisite power and authority to own its properties and assets, to carry on its business and to enter into and perform its obligations under this Agreement;

(c)                                  The execution, delivery and performance of this Agreement by the representing Party has been duly authorized by all necessary action on the part of such Party; and

(d)                                 This Agreement has been duly executed by the representing Party and constitutes the valid, legal and binding obligation of the representing Party enforceable against the representing Party in accordance with its terms.

(e)                                  SSS ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT CONTRACTOR MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO THE PRODUCT SAND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PARTICULAR PURPOSE, IT BEING AGREED THAT ALL SUCH RISKS, AS BETWEEN CONTRACTOR AND SSS, ARE TO BE BORNE BY SSS AND THE BENEFITS OF ANY AND ALL IMPLIED WARRANTIES OF CONTRACTOR ARE HEREBY WAIVED BY SSS.  SSS ACKNOWLEDGES THAT CONTRACTOR IS NOT RESPONSIBLE FOR LOSS OF PROFIT, INCLUDING LOSS OF BUSINESS, WHICH MAY BE DIRECTLY OR INDIRECTLY CAUSED BY OR ATTRIBUTABLE TO THE INADEQUACY OF THE PRODUCT SAND FOR ANY PURPOSE OR USE THEREOF OR BY ANY DEFECT OR DEFICIENCY, WHETHER OR NOT DISCOVERABLE, THEREIN.  NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY EXPRESSLY WAIVES, ALL CLAIMS FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF USE, PROFIT, REVENUE, REPUTATION, FINANCING OR GOOD WILL, WHETHER OR NOT FORESEEABLE, AND WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR ANY OTHER BASIS.

14.3                        Assignment

(a)                                 This Agreement shall be binding upon the successors, assigns and legal representatives of the Parties hereto, provided, however, neither Party shall assign, or transfer any interest in, this Agreement without the written consent of the other Party, not to be unreasonably withheld.  Notwithstanding the foregoing, Contractor may assign this Agreement to a wholly-owned subsidiary of Contractor meeting the qualifications set forth under Section 14.3(b) without the prior consent of SSS, provided that Contractor shall provide prior to such assignment a guaranty in a form reasonably acceptable to SSS guaranteeing the performance and payment of the assignee’s obligations hereunder.  Any assignment not consistent with this provision shall be void.

(b)                                 Unless otherwise agreed by SSS, any assignee of Contractor to which assignment is made without SSS’s consent shall have the legal capacity to enter into and perform this Agreement, shall have technical capability and experience to perform under this Agreement, and shall, together with the guaranty described in Section 14.3(a), be no less creditworthy than Contractor.

14.4                        Contractor and SSS each intend that this Agreement shall not benefit or create any right or cause of action in any person other than the Parties hereto, except as expressly provided herein.

14.5                        Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by (i) a widely recognized national overnight courier service (subject to a written confirmation thereof), (ii) mailed by United States registered or certified mail, return receipt requested, postage prepaid or (iii) via facsimile transmission, confirmation of transmittal received, and addressed to each Party at its address as set forth below:

If to Contractor:

Fred Weber, Inc.
2320 Creve Coeur Mill Road
Maryland Heights, MO 63043
Attention:
Fax No.

with a copy to:

Lewis, Rice & Fingersh, L.C.
Marisa L. Byram
600 Washington Avenue
Suite 2500
St. Louis, Missouri 63101-1311
Fax No.:  314-612-7849

If to SSS:

Superior Silica Sands LLC
3014 LCR 704

Kosse, Texas 76653
Attention:                                         Rick Shearer

President and CEO

With a copy to:
Superior Silica Sands
1400 Civic Place, Suite 250
Southlake, Texas 76092
Attention:                                         Joe McKie

Any such notice, request or other communication shall be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by telecopy or facsimile (with proof of transmission).  Either Party may, at any time, change its address for the above purposes by sending a notice to the other Party stating the change and setting forth the new address.  Attorneys for each Party shall be authorized to give notices for each such Party.  All communications regarding scheduling, etc., which are initially given or provided verbally, shall be confirmed in writing within twenty-four (24) hours.

14.6                        Captions and headings used in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of the contents of any Article, Section, or Paragraph hereof.

14.7                        In this Agreement, unless a clear contrary intention appears the term “including” (and with correlative meaning “include” or “includes”) means including without limiting the generality of any description preceding such term.  In this Agreement, references to a “ton” mean 2,000 pounds.

14.8                        References in the body of this Agreement to Articles, Sections, and Exhibits are to Articles and Sections of and Exhibits to this Agreement, unless stated otherwise.  References in any Exhibit to Sections are references to the Section of that Exhibit, except that references in any Exhibit to Articles and Sections “of the Agreement” are references to the body of this Agreement, unless stated otherwise.

14.9                        Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall be given in writing, and no consent or approval shall have any effect hereunder unless given in writing.

14.10                 Expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination.

14.11                 This Agreement, together with the Exhibits, represent the entire agreement between the Parties, and supersedes all prior negotiations, representations or agreements, whether written or oral, relating to the subject matter of this Agreement.

14.12                 This Agreement may not be modified or amended except by written instrument signed by both Parties.

14.13                 No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by both Parties, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with or in addition to those set forth herein.  No waiver by either Party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver of the same or any other breach or default or of any other right or remedy, unless such waiver or continuing waiver be expressed in writing signed by the Party to be bound.

14.14                 Time is of the essence with regard to the performance of the obligations of the Parties under this Agreement.

14.15                 Confidentiality.

(a)                                 The terms of this Agreement and all information disclosed hereunder or in connection with this Agreement, including, without limitation, the Leases, and all information that by its nature is sensitive or proprietary shall be treated as confidential (collectively, the “Confidential Information”), and, subject to Section 14.15(b), such information shall not be disclosed in whole or in part by either Party without the prior consent of the other Party.

(b)                                 Notwithstanding the provisions of Section 14.15(a), neither Party shall be required to obtain the prior consent of the other in respect of disclosure of Confidential Information:

(i)                                     to directors and employees and affiliates of such Party, provided that such Party shall use reasonable endeavors to ensure that such affiliates keep the Confidential Information confidential on the same terms as are provided in this Section 14.15;

(ii)                                  to persons professionally engaged by or on behalf of such Party; provided that such persons shall be required by such Party to undertake to keep such Confidential Information confidential and that such Party shall use reasonable endeavors to secure compliance with such undertaking;

(iii)                               to any government department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure; or

(iv)                              to: (1) any lending or other financial institution in connection with the financing of such Party’s operations; or (2) any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement, but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 14.15.

14.16                 This Agreement may be executed in multiple counterparts with the signature of each Party on different signature pages but all such counterparts shall constitute one and the same instrument.

14.17                 Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall not be unreasonably withheld or delayed.

14.18                 No review and approval by a Party of any agreement, document, instrument, drawing, specifications, or design proposed by another Party nor any inspection carried out by a Party pursuant to this Agreement shall relieve another Party from any liability that it would otherwise have had for its negligence in the preparation of such agreement, document, instrument, drawing, specification, or design or the carrying out of such works or failure to comply with applicable laws with respect thereto, or to satisfy another Party’s obligations under this Agreement nor shall a Party be liable to another Party or any other person by reason of its review or approval of an agreement, document, instrument, drawing, specification, or design or such inspection.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Fred Weber, Inc.,
a Delaware corporation

By:	/s/ Douglas K. Weible

Name:	Douglas K. Weible

Title:	President and CEO

Superior Silica Sands LLC ,
a Texas limited liability company

By:	/s/ Richard J. Shearer

Name:	Richard J. Shearer

Title:	President and CEO

EXHIBIT A

QUARRY SITE DESCRIPTION AND SITE PLAN

The description of the Quarry Site to which the Agreement relates shall be provided by SSS to Contractor no later than the date indicated in Exhibit L.

The layout of the Wash Plant on the Quarry Site is preliminary anticipated to be as indicated below.  A final description of the Plant Site shall be provided by SSS to Contractor no later than the date indicated in Exhibit L.

EXHIBIT B

LEASES

The Leases are as follows:

1.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Lary R. Boese and Anna M. Boese;

2.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Chris C. Culver, Linda M. Culver, Dennis C. Culver, and Patsy L. Culver;

3.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and David F. Dobbs and Bonnie K. Dobbs;

4.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Anthony G. Glaser, Tammara M. Glaser, Tonya N. Glaser, Gerald H. Glaser, and Carol J. Glaser;

5.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Robert W. Hass and Darlene E. Hass;

6.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Kevin L. Pietz and Elizabeth C. Pietz;

7.                                      Surface Lease Agreement dated March 10, 2011 between Superior Silica Sands LLC and Chris C. Culver, Linda M. Culver, Dennis C. Culver, and Patsy L. Culver;

8.                                      Surface Lease Agreement dated March 10, 2011 between Superior Silica Sands LLC and Kevin L. Pietz and Elizabeth C. Pietz.

EXHIBIT C

PRODUCT SAND GRADATIONS AND SPECIFICATIONS

Product Sand shall be defined as sand:

•                                          in mesh sizes plus #70 with no more than 10% of each sand quantity containing product in mesh sizes smaller than 70

•                                          with a turbidity level that is suitable for use per section 8.2.4 of API RP-56

•                                          free of any hazardous substances

•                                          reasonably free of impurities

EXHIBIT D

LIST OF SSS EQUIPMENT

•                                          1 Scalping screen

•                                          1 Scalping screen structure

•                                          2 Hydrosizer structure

•                                          2 Hydrosizers

•                                          4 hydro-cyclones

•                                          2 two way separator distributors including hoses and valves

•                                          4 Attrition cells

•                                          1 Attrition cell structure

•                                          1 Dewatering screen

•                                          1 Dewatering structure

•                                          1 Sump and Pump

•                                          3 30” x 80’ stacking conveyors

•                                          3 36” X 100’ truss conveyor

•                                          1 36” x 80’ truss conveyor

•                                          1 36” x 40’ truss conveyor

EXHIBIT E

PRICING SCHEDULE

[***]

Notes to pricing schedule table:

•                                          Pricing is inclusive of all costs for mining, processing, and loading and for operating and maintaining the Wash Plant and for storing the Product Sand in the Stock Pile Area.

•                                          Pricing is on a per ton basis.  Partial amounts between the whole numbers shown above shall be priced at the next nearest whole number.  [***]

•                                          Pricing shall be adjusted in accordance with the adjustments set forth below.

Section 1.                                          Pricing Adjustment for Diesel Prices.

1.1                               The prices in the pricing schedule table in this Exhibit E shall be subject to adjustment if the price per gallon of diesel fuel for the Midwest Region as described by the U.S. Energy Information Administration (“EIA Diesel Price Per Gallon”) is above [***] per gallon or below [***] per gallon.

1.2                               For each invoice in a given year:

(a)                                 if the most recently issued EIA Diesel Price Per Gallon falls on or between [***] and [***], the prices for the invoice shall remain the prices in the pricing schedule table in this Exhibit E;

(b)                                 if the most recently issued EIA Diesel Price Per Gallon is below [***], then the prices in the pricing schedule table in this Exhibit E shall be reduced for that invoice [***] for each [***] that the EIA Diesel Price Per Gallon is below [***]; and

(c)                                  if the most recently issued EIA Diesel Price Per Gallon is above [***], then the prices in the pricing schedule table in this Exhibit E shall be increased for that invoice [***] for each [***] that the EIA Diesel Price Per Gallon is above [***].

1.3                               If the U.S. Energy Information Administration ceases to publish its listing of the EIA Diesel Price Per Gallon, the Parties shall apply an alternative listing of diesel fuel price per gallon figures with the objective of replacing the EIA Diesel Price Per Gallon listing with the listing most similar to it, with any dispute regarding the determination of such listing to be resolved in accordance with Article 13 of this Agreement.

Section 2.                                          Pricing Adjustment for Quality of Product Sand.

2.1                               In the event that the [***] mesh content of Product Sand produced and/or tendered during Month ‘m’, as determined by sampling and analysis conducted in accordance with Exhibit F of the Agreement, varies from the reference [***] mesh content of [***] (and to the extent not rejected by SSS pursuant to Sections 5.6 or 5.7 of this Agreement), then:

[***]; or

[***]

2.2                               The amount of the monthly offset payable from Contractor to SSS or from SSS to Contractor, as the case may be, for any month ‘m’ shall be calculated in accordance with the following formula:

Where:

[***];

[***];

[***];

[***]; and

[***]

2.3                               In the event that [***] calculated with respect to a month ‘m’ is:

a.                                      [***];

b.                                      [***]; or

c.                                       [***].

EXHIBIT F

PRODUCT SAND WEIGHT AND QUALITY ANALYSIS PROCEDURES

Section 1.                                          Procedures for Determining Product Sand Weight

1.1                               Determination of Product Sand Weight

(a)                                 Unless otherwise agreed upon by the Parties, the weight of the Product Sand that Contractor produces shall be the amount calculated by the scales installed on conveyor belts located as close as reasonably possible to the Stock Pile Area (“Primary Product Sand Scales”), corrected for any inaccurate measurements as set forth in Section 1.6 (“Product Sand Weight”), and with such Product Sand Weight adjusted for moisture content pursuant to Section 1.5 to produce the “Net Product Sand Weight.”

(b)                                 The Net Product Sand Weight shall be the quantity of Product Sand for which invoices are rendered and payments made in accordance with Article 6 of this Agreement, for determining the quantity of Product Sand in the Stock Pile Area, and for other purposes in accordance with this Agreement.

1.2                               Installation and Operation of Primary Product Sand Scales

Contractor shall consult with SSS as to the design, selection, and installation of the Primary Product Sand Scales, and SSS shall have the right to approve the same.  Following consultation with and approval by SSS, Contractor shall install the Primary Product Sand Scales at its sole risk and expense. Contractor shall own, operate, and maintain the Primary Product Sand Scales at its sole risk and expense.  Contractor shall operate, maintain, and test the Primary Product Sand Scales in accordance with the scales’ manufacturer’s recommended standards, as such standards may be amended from time to time, and as otherwise agreed upon by the Parties.

1.3                               Testing of the Primary Product Sand Scales

(a)                                 Contractor shall initially test the Primary Product Sand Scales for accuracy at least ten (10) days prior to the commencement of the Operational Period, and thereafter at intervals of not less than ninety (90) Days.

(b)                                 Contractor shall also test the Primary Product Sand Scales at any other time requested by SSS.  SSS shall be responsible for the expense of such additional testing, unless the Primary Product Sand Scales are inaccurate by more than two percent (2.0%), in which case Contractor shall be responsible for the expense.

(c)                                  Contractor shall provide SSS with at least forty-eight (48) hours advance notice of any test performed pursuant to Section 1.3(a) or 1.3(b) or any inspection of or adjustment to the Primary Product Sand Scales.  SSS may have a representative present during any such testing, inspection, or adjustment.

(d)                                 Contractor shall retain records of each test administered pursuant to Sections 1.3(a) or 1.3(b) for thirty-six (36) months following the date of the test.

1.4                               Records of Weight Determinations

Contractor shall provide SSS with a written record of all Product Sand Weight calculations for the Product Sand that it produced on any day.  Such record shall be delivered to SSS no later than the next day following production.

1.5                               Adjustment of Product Sand Weight to Calculate Net Product Sand Weight

The Product Sand Weight shall be adjusted to produce the Net Product Sand Weight in accordance with the following:

(a)                                 During the first twenty (20) days of production of Product Sand, the Product Sand Weight calculated by the Primary Product Sand Scales shall be reduced by 6% to account for moisture introduced during the washing process.

(b)                                 Beginning on day twenty-one (21) of production of Product Sand and thereafter, the Product Sand Weight calculated by the Primary Product Sand Scales shall be reduced by the value calculated in accordance with Section 2.2 of this Exhibit F to account for moisture introduced during the washing process.

Within ten (10) days following the conclusion of the initial twenty (20) day period following the Wash Plant Completion Date, Contractor shall prepare and deliver to SSS an accounting of (i) the pricing based on the initial estimated 6% moisture content, (ii) the pricing based on the actual moisture content determined in accordance with Section 2.2 of this Exhibit F, and (iii) the amount of the underpayment or overpayment by SSS to Contractor as a result of the differences between the estimated moisture and the actual moisture content.  Either SSS or Contractor, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with Article 6.

1.6                               Reconciliation of Inaccurate Measurements

In accordance with Section 1.1(a) of this Exhibit F, the Parties shall determine the Product Sand Weight using the Primary Product Sand Scales.  If the Parties determine that the Primary Product Sand Scales are inaccurate by more than two percent (2.0%) or are otherwise functioning improperly, Contractor shall have a third party measure the stockpiles to ensure that SSS is being invoiced for the correct Product Sand Weight amount produced during the period for which inaccurate measurements were made (“Inaccurate Period”). Any difference between the amount initially paid by SSS for the Product Sand Weight produced during the Inaccurate Period and the corrected Product Sand Weight amount as determined in this Section 1.6 shall be either (i) offset against the amounts that SSS owes to Contractor or (ii) paid to Contractor in addition to amounts that SSS owes to Contractor, in the next invoice issued by the Contractor under Article 6 of this Agreement; provided, however, that the Parties shall not make such adjustment for any period prior to the date on which the Primary Product Sand Scales were last tested and found to be accurate within plus or minus two percent (2.0%) and not otherwise functioning improperly.

Section 2.                                          Quality Control Testing for Gradation, Moisture, and Turbidity

2.1                               Introduction

(a)                                 Sections 2.2, 2.3, and 2.4 govern the methodology for determining the moisture content of Product Sand and whether Product Sand meets the gradation and turbidity standard set forth in Exhibit C.  The quality control tests shall be performed on washed Product Sand.

(b)                                 Contractor shall maintain a laboratory to test Product Sand that is located at the Quarry Site with adequate equipment for the performance of the tests required in Sections 2.2, 2.3, and 2.4 below.  Contractor shall allow SSS unrestricted access to inspect the Contractor’s laboratory and to witness quality control activities.  In cases where quality control activities do not comply with either the quality control standards set forth below, or where the Contractor fails to properly operate and maintain a commercially reasonable quality control program, SSS may request the Contractor to replace ineffective or unqualified quality control personnel.  In the event that SSS’s authorized representative(s) are not present during any of the sampling of washed Product Sand, Contractor shall continue drawing samples of washed Product Sand and the absence of any SSS authorized representatives shall not affect the validity of such sampling.

2.2                               Moisture Content Testing

A.                                    Obligation to Perform Moisture Content Testing

Contractor shall perform moisture testing for the initial twenty (20) days of production following the Wash Plant Completion Date.

After such initial twenty (20) day period, Contractor shall from time to time conduct moisture testing according to the procedures stated in this Section 2.2.  If the results of such tests vary from the established moisture percentage, either Contractor or SSS has the right to require another 20 day test period to reset the moisture percentage.

B.                                    Sampling Washed Product Sand

Washed Product Sand samples shall be taken from both (i) a location between the belt scale and the drop point off the end of the Wash Plant Product Sand conveyor (“Belt”) and (ii) the Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples shall be taken every 2 hours the Wash Plant is operational and such samples shall be sampled from a minimum of one location on (i) the Belt and (ii) the Stock Pile Area.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

C.                                    Sample Splitting

Samples of Product Sand taken from the Belt and Stock Pile Area are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).

The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.  The sample is split into two portions by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702.  Material from one catch pan of the splitter is then further reduced by repeating this process until a sample weight of approximately 300 grams is reached (the “Reduced Moisture Test Sample”).

D.                                    Moisture Content Analysis of Washed Product Sand

The average moisture content of the Product Sand shall be determined as set forth in the below formula.  No later than 15 minutes from the time the original sample was taken from the Belt or the Stock Pile Area, the Reduced Moisture Test Sample (to be tested by Contractor) should be weighed “as is.”  Once a weight has been determined for the Reduced Moisture Test Sample, the sample should be dried to a constant mass and then weighed again.  Such process will be applied as well for each sample during the initial 20-day period.

Where:

P                                                                                                                                         means the number of days d in the period being calculated, which shall be twenty (20) days for the initial test period and 20 days for any retest;

Moisture%p                                                                                means the moisture percentage of the Product Sand for Period P;

BeltTestDryp                                                                          means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested dry for each day in period P;

BeltTestWetp                                                                        means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested “as is” for each day in period P;

StockPileTestDryp                                              means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Stock Pile Area that are tested dry for each day in period P; and

StockPileTestWetp                                          means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Stock Pile Area that are tested “as is” for each clay in period P.

2.3                               Gradation Content Testing

A.                                    Washed Product Sand Sampling Directly Off the Belt

Washed Product Sand samples will be taken from the Belt. Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples must be sampled from a minimum of two locations on the belt scale.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every 2 hours that the Wash Plant is operational.  Upon thirty (30) consecutive days of samples that meet the gradation standards set forth in Exhibit C, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every 8 hours that the Wash Plant is operational.  If the Parties at any time identify a sample that does not meet gradation standards set forth in Exhibit C, the samples shall again be taken every 2 hours until there have been thirty (30) consecutive days of samples that meet the gradation standards set forth in Exhibit C.

B.                                    Sample Splitting

Samples of Product Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#1”, “#2”, “#3” and “#4”) by allowing the material to fall through the chutes of the mechanical splitter in accordance with ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #1, #2, #3, and #4.  Within 24 hours of preparing each sample, SSS may collect parts #2, #3, and #4 of each sample as properly labeled by Contractor, including the date, time, and location of the sampling. SSS shall hold parts #3 and #4 of each sample for a period of not less than twenty (20) days.

C.                                    Sieve Analysis to Determine Gradation Content of Washed Product Sand

Contractor shall test part #1, and SSS shall have a right to test part # 2, for gradation in accordance with ASTM C 136 (Standard Test Method for Sieve Analysis of Fine and Coarse Aggregates) (“Sieve Analysis”).  The reduced samples are each dried to a constant mass and then weighed.  The sample masses shall each be recorded and each sample shall be placed into separate sets of nested sieves of the following sizes (or any other applicable sizes):

#8, #16, #20, #30, #35, #40, #45, #50, #60, #70, #80, #100, #140, #200, Pan

The nested stack of sieves are placed in a mechanical shaker, ensuring that no individual sieve is overloaded, and allowing the part #1 and part #2 samples to shake so that after completion, not more than 1% by mass of the part #1 and part #2 samples retained on any individual sieve will pass after hand shaking according to ASTM C 136.

Individual weights of the part #1 and part #2 samples retained on each sieve are then weighed and recorded.  Percent passing is then to be calculated based on the test data and compared to any applicable specifications.

If either Party disputes the other Party’s Sieve Analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 2.3B to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the above standards.  After such testing (“Test #3”), if the results are still in dispute by either Party, part #4 of such sample shall be analyzed by an independent third party testing laboratory agreed upon by Contractor and SSS (the “Alternate Testing Lab”) in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #3 analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #3 results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #3 results with respect to such sample.

D.                                    Records of Gradation Content Testing

Contractor shall provide SSS with a written record of the results of all gradation content tests on any day performed under this Section 2.3.  Such record shall be delivered to SSS no later than the day following the tests.

2.4                               Turbidity Testing on Washed Product Sand

A.                                    Washed Product Sand Sampling Directly Off the Belt for Turbidity Testing

Washed Product Sand samples shall be taken from a location on the Belt.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates such samples must be sampled from a minimum of one location on the Belt.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every 2 hours that the Wash Plant is operational.  Upon thirty (30) consecutive days of samples that meet the turbidity standards set forth in

Exhibit C, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every day that the Wash Plant is operational.  If the Parties at any time identify a sample that does not meet the turbidity standards set forth in Exhibit C, the samples shall again be taken every 2 hours until there have been thirty (30) consecutive days of samples that meet the turbidity standards set forth in Exhibit C.

B.                                    Sample Splitting

Samples of Product Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The sample shall be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#A”, “#B”, “#C” and “#D”) by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #A, #B, #C, and #D.  Within 24 hours of preparing each sample, SSS may collect parts #B, #C, and #D of each sample as properly labeled by Contractor, including the date, time, and location of the sampling.  SSS shall hold parts #C and #D of each sample for a period of not less than twenty (20) days.

C.                                    Analysis to Determine Turbidity of Washed Product Sand

Contractor shall test part #A, and SSS shall have a right to test part # B, of the samples for turbidity (by Contractor and SSS respectively) according to the “Field On-Site Turbidity Test” in accordance with Section 8.2 of API RP-56.

If either Party disputes the other Party’s turbidity analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 2.4B to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the Field On-Site Turbidity Test in accordance with Section 8.2 of API RP-56.  After such testing (“Test #C”), if the results are still in dispute by either Party, part #D of such sample shall be analyzed by an Alternate Testing Lab agreed upon by Contractor and SSS in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a) the Party initiating the dispute as to the results of the Test #C analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #C results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #C results with respect to such sample.

D.                                    Records of Turbidity Testing

Contractor shall provide SSS with a written record of the results of all turbidity tests on any day performed under this Section 2.4.  Such record shall be delivered to SSS no later than the day following the tests.

EXHIBIT G

PLANT SPECIFICATIONS

The Plant and Equipment should be capable of the following:

1.              Producing and stockpiling 315 tons per hour of Product Sand

2.              Producing and stockpiling 100 tons per hour of 70 x 325 mesh sand

3.              Operating at the level of 315 tons per hour of Product Sand and 100 tons per hour of 70 x 325 mesh sand at all temperatures above 30 degrees Fahrenheit

4.              loading up to 600 tons of Product Sand per hour into SSS trucks

5.              stockpiling at least 400,000 tons of Product Sand by the end of the first Production Season and at least 500,000 tons of Product Sand prior to the end of any Production Season thereafter (subject to the 12 Month Rolling Forecast).

The Wash Plant shall be designed and constructed in accordance with the “Proposal” attached to the TPS Subcontract.

EXHIBIT H

WASH PLANT COMPLETION DATE TESTING PROCEDURES

Section I.                                            Tests to be Performed.

1.1                               The “Performance Tests” shall consist of the following tests:

i.                                          Controls test to ensure that the Wash Plant controls operate to control the Wash Plant;

ii.                                       Reliability test to ensure that the Wash Plant is capable of meeting the output requirement of 315 tons/hour of 90%, plus 70 mesh sand (satisfying the requirements for Product Sand set forth in Exhibit C) at 80% uptime for each hour of a twenty-four (24) hour continuous period such that the total tons of Product Sand produced during such twenty-four (24) hour period shall be no less than 6,048 tons.

1.2                               Each one of the Performance Tests may be run concurrently or in the order chosen by Contractor.

1.3                               During any Performance Test, the Wash Plant shall be in full compliance with the requirements of the Agreement and all applicable laws.

1.4                               Contractor shall give notice to SSS no less than two days before each Performance Test and, unless SSS opts not to attend a Performance Test, shall conduct all Performance Tests in the presence of SSS’s representatives.

Section 2.                                          Reporting Results; Diagnosing Defects.

2.1                               Promptly after completion of a successful Performance Test (or any re-run of such test), Contractor shall advise SSS in writing of the results of the Performance Test.

2.2                               If a Performance Test was unsuccessful, Contractor shall consult with the SSS and all relevant subcontractors to diagnose the defect or deficiency as quickly as possible.

Section 3.                                          Re-Run of Performance Tests.

A failed Performance Test shall thereafter be re-run promptly and the procedure set forth in this Exhibit H and shall be repeated until all Performance Tests have been satisfactorily completed and all such defects and/or deficiencies have been corrected.  Notwithstanding this provision, Contractor may re-perform all Performance Tests at any time after reasonable notice to SSS.

EXHIBIT I

PROJECT SCHEDULE

Note:  To the extent that the Project Schedule below includes work specified as having a start date on a date that is prior to the Mobilization Date, the start date for such item shall be adjusted to commence on the Mobilization Date and the completion date for such item shall be adjusted accordingly on a day-for-day basis.

Order equipment	40 days	4/04/2011	5/25/2011
Engineering	30 days	3/21/2011 (the first date for issuance of a full notice to proceed)	4/29/2011
Site grading	31 days	5/02/2011	6/13/2011
DM&S	16 days	4/11/2011	5/02/2011
Loading and shipping	16 days	5/09/2011	5/30/2011
Concrete installation	25 days	5/16/201 I	6/17/2011
Equipment installation	42 days	6/13/2011	8/09/2011
Loading of processing equipment	24 days	5/30/2011	6/30/2011
Electrical	40 days	5/30/2011	8/15/2011
Final phase	20 days	7/25/2001	8/19/2011 (the “Required Wash Plant Completion Date”)

EXHIBIT J

CALCULATION OF BUY OUT PRICE

Section I.               Calculation of Buy-Out Price

1.1          The Buy Out Price for the Handover Assets shall be calculated as described below.

(a)           If SSS acquires the Handover Assets as a result of a default by Contractor as set forth in Section 1.4(a)(ii), then:

[***]

(b)           If SSS acquires the Handover Assets as a result of a default by SSS as set forth in Section 1.4(a)(iii), then:

[***]

(c)           If SSS acquires the Handover Assets in the manner set forth in Section 1.4(a)(iv), Section 1.4(a)(v), Section 1.4(a)(vi), Section 1.4(a)(vii) or 1.4(a)(viii) then:

[***]

Section 2.              Definitions of Variables

2.1          In calculating the Buy Out Price pursuant to Section 1 of this Exhibit J, the variables used shall have the following meanings:

[***]:

[***]

Where:

[***];

[***]; and

[***].

IP                                                                                                                                    means any insurance proceeds following the occurrence of a force majeure event that have not been expended by Contractor on the repair and restoration of damage caused by such force majeure event.

EXHIBIT K

LIQUIDATED DAMAGES CALCULATIONS

If Contractor is in breach of its obligation under Section 1.1(g) of this Agreement to achieve the Minimum Year 1 Stock Pile Amount at the end of the first Production Season following the Wash Plant Completion Date, then Contractor shall pay to SSS liquidated damages calculated in accordance with the following formula:

where:

[***];

[***];

[***]; and

[***]

EXHIBIT M

EXISTING SSS PERMITS; APPLICATIONS PENDING

Summary:

1. WDNR NOI	Pending, see application attached
2. Reclamation Permit	Pending, see application attached
3. High Capacity Well Permit	Pending, see application attached
4. Air Permit	Granted, see attached
5. Construction Permit	Waiver request pending; see application attached